UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Western Alliance Bancorporation

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 WESTERN ALLIANCE BANCORPORATION

SUPPLEMENT TO OUR PROXY STATEMENT DATED APRIL 27, 2020
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 11, 2020

This supplement (the “Supplement”) amends and supplements the Notice of Annual Meeting of Stockholders and Proxy Statement of Western Alliance Bancorporation (the “Company”), dated April 27, 2020 (the “Proxy Statement”), furnished to stockholders in connection with the Company’s 2020 Annual Meeting of Stockholders to be held on Thursday, June 11, 2020.  This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about May 7, 2020.

This Supplement updates the disclosure in the Proxy Statement relating to the voting rules that apply to “Proposal 3 - Equity Plan Amendment” (“Proposal 3”). With respect to Proposal 3, the affirmative vote of a majority of shares present and entitled to vote is required for approval. Abstentions with respect to Proposal 3 will have the same effect as votes against Proposal 3. As indicated in the Proxy Statement, broker-non votes will have no effect on the outcome of Proposal 3.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.